Exhibit 3.1

CERTIFICATE OF INCORPORATION

of

BIODIESEL DEVELOPMENT CORPORATION

ARTICLE I

The name of the Corporation is Biodiesel Development Corporation.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 615 South DuPont Highway, City of Dover, County of Kent, 19901. The name of the Corporation’s registered agent at such address is National Corporate Research, Ltd.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred Million (200,000,000) shares, of which One Hundred Fifty Million (150,000,000) shares, par value $0.01 per share, shall be common stock (the “Common Stock”) and of which Fifty Million (50,000,000) shares, par value $0.01 per share, shall be preferred stock (the “Preferred Stock”).

Authority is hereby granted to and vested in the Board of Directors of the Corporation to issue Preferred Stock in one or more series and in connection therewith to fix by resolutions providing for the issuance of such series the number of shares to be included in each such series, and the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, to the full extent now and hereafter permitted by the laws of the State of Delaware. Without limiting the generality of the grant of authority contained in the preceding sentence, the Board of Directors is authorized to determine any or all of the following, and the shares of each series may vary from the shares of any other series in any or all of the following respects:

1. The number of shares of such series (which may subsequently be increased, except as otherwise provided by the resolutions of the Board of Directors providing for the issue of such series, or decreased to a number not less than the number of shares then outstanding) and the distinctive designation thereof;

2. The dividend rights, if any, of such series, the dividend preferences, if any, as between such series and any other class or series of stock, whether and the extent to which shares of such series shall be entitled to participate in dividends with shares of any other series or class of stock, whether and the extent to which dividends on such series shall be cumulative, and any limitations, restrictions or conditions on the payment of such dividends;

3. The time or times during which, the price or prices at which, and any other terms or conditions on which the shares of such series may be redeemed, if redeemable;

4. The rights of such series, and the preferences, if any, as between such series and any other class or series of stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and whether and the extent to which shares of any such series shall be entitled to participate in such event with any other class or series of stock;

5. The voting powers, if any, in addition to the voting powers prescribed by law of shares of such series and, to the extent not prohibited by applicable law, voting powers which may exceed one vote per share, and the terms of exercise of such voting powers;

6. Whether shares of such series shall be convertible into or exchangeable for shares of any other series or class of stock, or any other securities, and the terms and conditions, if any, applicable to such rights; and

7. The terms and conditions, if any, of any purchase, retirement or sinking fund which may be provided for the shares of such series.

ARTICLE V

The name and mailing address of the incorporator are Stephen D. Blevit, Esq., Sidley Austin LLP, 555 West Fifth Street, 40th Floor, Los Angeles, California 90013.

ARTICLE VI

Subject to the rights of the holders of the Preferred Stock or any series thereof to elect additional directors under specific circumstances, the number of directors which shall constitute the whole Board of Directors of the Corporation shall be the number from time to time fixed by the Board of Directors. A decrease in the number of directors shall not affect the term of office of any director then in office.

Subject to the rights of the holders of the Preferred Stock or any series thereof to fill any newly-created directorships or vacancies, any vacancy on the Board of Directors that results from an increase in the number of directors, or for any other reason, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Subject to the rights of the holders of any series of Preferred Stock, any director may be removed from office at any time, but only for cause and only by the affirmative vote of at least a majority of the then outstanding shares entitled to vote for the election of such director.

Unless the Corporation’s Bylaws specify otherwise, the election of directors of the Corporation need not be by written ballot.

ARTICLE VII

The directors, other than those who may be elected by the holders of any series of Preferred Stock under specific circumstances, shall be divided into three classes, as nearly equal in number as possible, and designated as Class I, Class II and Class III. The initial term of office of the Class I directors shall expire at the 2007 annual meeting of stockholders, the initial term of office of the Class II directors shall expire at the 2008 annual meeting of stockholders and the initial term of office of the Class III directors shall expire at the 2009 annual meeting of stockholders. Members of each class shall hold office until their successors shall have been duly elected and qualified.

At each annual meeting of stockholders, beginning with the 2007 annual meeting of stockholders, the successors of the class of directors whose terms are expiring shall be elected for a term expiring at the third succeeding annual meeting of stockholders or thereafter in each case until their respective successors are duly elected and qualified, subject to death, resignation, retirement or removal from office.

Any new positions created as a result of the increase in the number of directors shall be allocated to make the classes of directors as nearly equal as possible.

Any director elected to fill a term resulting from an increase in the number of directors shall have the same term as the other members of such director’s class. A director elected to fill any other vacancy shall have the same remaining term as that of such director’s predecessor.

Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Designations applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article VII unless expressly provided by such terms.

ARTICLE VIII

The Board of Directors shall have such powers as are permitted by the General Corporation Law of the State of Delaware, including, without limitation, without the assent or vote of the stockholders, to make, alter, amend, change, add to, or repeal the Bylaws of the Corporation; to fix and vary the amount to be reserved as working capital; to authorize and cause to be executed mortgages and liens upon all the property of the Corporation or any part thereof; to determine the use and disposition of any surplus or net profits over and above the capital stock paid in; and to fix the times for the declaration and payment of dividends.

ARTICLE IX

Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Voting Stock (as defined below), voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, the Bylaws of the Corporation or Articles VI, VII and XIII of this Certificate of Incorporation. For the purposes of this Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

ARTICLE X

The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. No amendment to or repeal of this Article X shall have the effect of increasing the liability or alleged liability of any director of the Corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.

ARTICLE XI

The Corporation shall indemnify and advance expenses to each person who serves as an officer or director of the Corporation or a subsidiary of the Corporation and each person who serves or may have served at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise from any liability incurred as a result of such service to the fullest extent permitted by the General

Corporation Law of the State of Delaware as it may from time to time be amended, except with respect to an action commenced by such director or officer against the Corporation or by such director or officer as a derivative action by or in the right of the Corporation.

Each person who is or was an employee or agent of the Corporation and each officer or director who commences any action against the Corporation or a derivative action by or in the right of the Corporation may be similarly indemnified and receive an advance of expenses at the discretion of the Board of Directors.

The indemnification and advancement of expenses provided by, or granted pursuant to, the Certificate of Incorporation shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Certificate of Incorporation or Delaware law.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Certificate of Incorporation shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE XII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation. No amendment to this Certificate of Incorporation or repeal of any article of this Certificate of Incorporation shall increase the liability or alleged liability or reduce or limit the right to indemnification of any directors, officers, employees or agents of the Corporation for acts or omissions of such person occurring prior to such amendment or repeal.

THE UNDERSIGNED, being the Incorporator named above, executed this Certificate on September 18, 2006.

/s/ Stephen D. Blevit, Esq.
Stephen D. Blevit, Esq., Incorporator